Exhibit 10.18

NANO NUCLEAR ENERGY - LIS TECHNOLOGIES PARTNERSHIP AGREEMENT

PARTNERSHIP AGREEMENT

This Partnership Agreement (“Agreement”) is made and entered into as of the 4th day of November 2024 (“Effective Date”), by and between:

Nano Nuclear Energy Inc. (“NANO” or “NNE”), a company incorporated under the laws of Nevada, with its principal place of business at 10 Times Square 30th Floor, NY, NY 10018,

and

LIS Technologies Inc. (“LIST”), a company incorporated under the laws of Nevada, with its principal place of business at 203 Victorius Blvd E, Building K-1330, Oak Ridge, TN 37830.

NANO and LIST are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, NANO is engaged in the development and deployment of advanced nuclear energy technologies, including microreactors and fuel fabrication facilities;

WHEREAS, LIST is engaged in the research, development, and commercialization of laser enrichment technologies for uranium hexafluoride (UF6);

WHEREAS, NANO wishes to invest in LIST to support its development and research and development (R&D) efforts, and to provide deconversion and fuel fabrication facilities that will enable LIST’s enriched UF6 to become part of an integrated fuel supply chain;

WHEREAS, LIST plans to provide NANO with enriched UF6 for NANO’s reactor systems and for LIST to be a profit-sharing partner for the final sale of fabricated fuel plates or fuel rods to customers;

WHEREAS, the Parties wish to work together to share development costs where there is an overlapping benefit to both companies, particularly in the development of their fuel deconversion and integrated fuel fabrication facility;

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. INVESTMENT IN LIS TECHNOLOGIES

1.1 Investment by NANO: NANO agrees to make an initial investment of $2,000,000 USD into LIST to support its development and R&D efforts. The specific terms, including the amount, timing, and structure of the investment, will be agreed separately to this agreement.

1.2 Use of Investment Funds: LIST shall utilize the investment provided by NANO for the purpose of advancing its laser enrichment technology and related R&D activities, as mutually agreed by the Parties.

2. INTEGRATED FUEL SUPPLY CHAIN

2.1 Deconversion and Fabrication Facilities: NANO will provide the necessary deconversion and fuel fabrication facilities required to turn LIST’s enriched UF6 into a fully integrated fuel supply chain capable of receiving UF6 from a conversion facility and outputting fabricated fuel for reactor systems.

2.2 Provision of UF6: LIST agrees to provide NANO with enriched UF6 for use in NANO’s reactor systems.

2.3 Profit-Sharing Agreement: The Parties agree to enter into a profit-sharing arrangement regarding the final sale of fabricated fuel plates or fuel rods to customers, where LIST have provided the enriched UF6. The final sales price of fabricated fuel/rods to utilities or reactor developers shall include enrichment services, fuel deconversion and fuel fabrication. LIST will be paid for its initial enrichment services, plus a percentage split of post-processed fuel. The terms of profit sharing, including the percentage split and other relevant details, shall be set forth in a separate profit-sharing agreement.

3. SHARED DEVELOPMENT COSTS

3.1 Mutual Cost Sharing: The Parties agree to share the costs of development in areas where there is an overlapping benefit to both companies, including but not limited to, the development of the integrated fuel facility, and joint marketing and sales efforts.

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3.2 Allocation of Costs: The allocation of costs shall be mutually agreed upon in writing by the Parties on a case-by-case basis, taking into consideration the specific projects or activities involved and the proportional benefit to each Party.

4. ADDITIONAL MUTUAL BENEFITS

4.1 Joint R&D Initiatives: The Parties shall collaborate on joint R&D initiatives that advance the technologies and capabilities of both companies, particularly in the areas of deconversion and fuel fabrication.

4.2 Intellectual Property (IP) Rights: Any intellectual property developed jointly by the Parties under this Agreement shall be co-owned by the Parties, with each Party retaining a 50% interest. The Parties shall negotiate in good faith to establish appropriate IP protection, licensing, and commercialization strategies.

4.3 Joint Marketing and Sales Efforts: The Parties agree to jointly market and sell the products resulting from their collaboration, including enriched UF6, deconverted uranium products, and fabricated fuel. The Parties shall share marketing and sales expenses in proportion to their respective contributions.

4.4 Preferred Supplier Status: NANO shall be considered a preferred customer of LIST for enriched UF6, specifically for use in NANO’s reactor systems.

4.5 Other Suppliers: LIST retains the right to independently enter into supplier contracts with other customers, either on US soil or globally, for its enrichment services. Said customers may include, but not limited to, Nuclear Utilities, SMR companies, Advanced Reactor companies, the US navy, etc.

5. CONFIDENTIALITY

5.1 Confidential Information: Each Party agrees to maintain the confidentiality of all proprietary or confidential information disclosed by the other Party in connection with this Agreement, and shall not disclose such information to any third party without the prior written consent of the disclosing Party.

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6. TERM AND TERMINATION

6.1 Term: This Agreement shall commence on the Effective Date and continue for a period of 15 years, unless terminated earlier by either Party in accordance with the terms set forth herein.

6.2 Termination for Cause: Either Party may terminate this Agreement upon 90 days’ written notice if the other Party is in material breach of its obligations under this Agreement and fails to cure such breach within 30 days after receipt of written notice thereof.

7. DISPUTE RESOLUTION

7.1 Negotiation: In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, the Parties shall first attempt in good faith to resolve such dispute through negotiation.

7.2 Arbitration: If the Parties are unable to resolve the dispute through negotiation within 30 days, the dispute shall be finally settled by binding arbitration in accordance with the rules of American Arbitration Association Body (AAA), and the decision of the arbitrator(s) shall be final and binding on the Parties.

8. MISCELLANEOUS

8.1 Entire Agreement: This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations, and warranties, both written and oral.

8.2 Amendments: This Agreement may not be amended or modified except in writing signed by both Parties.

8.3 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of New York State, without regard to its conflict of laws principles.

8.4 Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Partnership Agreement as of the Effective Date.

Nano Nuclear Energy Inc. (NANO)

By:	/s/ James Walker
Name:	James Walker
Title:	Chief Executive Officer
Date:	November 4th, 2024

LIS Technologies (LIST)

By:	/s/ Christo Liebenberg
Name:	Christo Liebenberg
Title:	Chief Executive Officer
Date:	November 4th, 2024

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